Exhibit 10.25

September 26, 2007

Mr. Michael D. Schoeb

3333 N. 6th Street

Wausau, WI 54403

Dear Mike,

I am pleased to extend to you an offer of employment as President and Chief Operating Officer of Alliance Laundry Systems LLC (together with its affiliates “Alliance Laundry Systems” or the “Company”). This letter outlines the basic provisions and conditions of your employment offer as well as standard stipulations that apply to all Company employees. This offer also includes the supplemental items outlined in the attached Alliance Laundry: Management Employment Term Sheet.

The summary of this offer is as follows:

•	Your employment with Alliance Laundry Systems will begin as soon as possible on a mutually agreed upon date.

•	Should you accept our offer, your starting salary will be $27,562.50 per month, which is equivalent to $330,750 per year.

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You are eligible for relocation assistance as outlined in the enclosed Relocation Policy. It is an expectation of the Company that you will market your residence in Wisconsin as soon as possible, so that your relocation is completed no later than March 1, 2008. Should the “cost basis” for your home be more than the actual selling price, the Company will reimburse you for up to one-hundred thousand dollars ($100,000) of said difference, which will be “grossed-up” to help offset the tax impact of such proceeds. The “cost basis” is defined as your original actual purchase price plus appreciating enhancements – not including routine maintenance and upkeep. In consideration of receiving these relocation benefits, you are required to sign the enclosed Relocation Expense Agreement.

•	You will be eligible for four (4) weeks of vacation. For 2007 you will earn prorated vacation. You will also be entitled to paid holidays according to the Company holiday policy.

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You will also be eligible for the other Company benefit programs as outlined in the enclosed benefit summary. This benefit package includes health and dental insurance coverage available on your first day of employment.

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This offer is contingent on you providing proof of your ability to work in the United States under the provisions of the Immigration & Reform Control act and your successful passing of Alliance Laundry Systems’ pre-employment screening process. This process includes, but is not limited to, a criminal background check, employment/education verification, reference checks and a company-sponsored drug screen at a facility selected by the Company.

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It is a condition of employment that you agree that all inventions, patents, and information obtained or created regarding the design, manufacture, use, purchase or sale of Company products are and shall be solely owned by Alliance Laundry Systems. Likewise, as a further condition of your employment, you agree that any and all confidential or proprietary information of Alliance Laundry Systems shall not be disclosed by you to any third party unless you obtain prior specific written authorization to do so by an officer of Alliance Laundry Systems.

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It is also a condition of employment that you read and become familiar with the enclosed Alliance Laundry Systems’ Code of Business Conduct and Ethics and acknowledge by signing the acknowledgement form and returning it to Human Resources upon employment.

It is our expectation that you will invest a minimum of three-hundred thousand dollars ($300,000) in an equity purchase.

As part of our Company Policy, I am required to notify you that employees are employed at the will of the Company and are subject to termination at any time, for any reason, with or without cause or notice. At the same time, such employees may terminate their employment at any time for any reason.

We would like your decision on this offer by the close of business on Thursday, October 4, 2007. In order to verify that you have accepted our offer of employment, please sign the bottom of this letter and return one copy to our Director of Human Resources in the enclosed envelope. You will also find a second copy of this letter to retain for your records. As we discussed, specific provisions of the offer are contingent upon the ALH Holdings Inc. Board of Directors formally enacting the necessary corporate actions that are within its purview.

Mike, we look forward to you joining Alliance Laundry Systems and becoming a valued member of our team. If you have any questions regarding the benefit programs or any of the points discussed above, please give me a call at 920-748-1730.

Sincerely,

/s/ Thomas F. L’Esperance
Thomas F. L’Esperance
CEO and President
Alliance Laundry Systems LLC

Offer Accepted:

/s/ Michael D. Schoeb	9/27/2007
Signature	Date

Enclosures (5)	–	Alliance Laundry: Management Employment Term Sheet
Salaried Benefit Summary
What to bring on your first day
Code of Business Conduct and Ethics
Relocation Policy

September 25, 2007

Company Private

Alliance Laundry: Management Employment Term Sheet

Michael D. Schoeb

This term sheet summarizes certain principal terms with respect to the employment of Mike Schoeb (“Executive”) by Alliance Laundry Systems (the “Company”). This term sheet is an expression of intention only. No legally binding obligations on any parties will be created until the Company has completed its customary background checks and until appropriate documents in final form are executed regarding the subject matter of this term sheet and containing all other essential terms of an agreed upon transaction.

Position:	President and Chief Operating Officer of the Company, reporting to the Chief Executive Officer. Position will require Executive to relocate to a place near Ripon, Wisconsin.

Duration:	3-year initial term, plus successive one-year renewal terms unless written notice by either party is given at least 90 days prior to the then current termination date.

Base Salary:	$330,750 per year, or such higher rate as may be determined from time to time. We expect that the Company will pay compensation that is competitive with standards within the Company’s industry.

Annual Bonus:

Annual performance bonus plan established by the Compensation Committee and/or Board of Directors. Executive’s target bonus opportunity as a percentage of his salary will be 50% of your base salary.

Your participation in the Company’s Annual Metric Bonus Program will begin in 2008 (payable in early 2009). This program is based on Company EBITDA performance against Board of Director approved targets. Inclusion in the Company’s Annual Metric Bonus Program is subject to the annual approval of the Compensation Committee of the Board of Directors.

Stock Option Grant:

Executive will be granted stock options to acquire 1.25% of the Company’s shares.

60% of the options will be service options that vest in five equal annual installments on the anniversaries of the grant date.

40% of the options will be performance options that vest upon the achievement of the following objectives: (Performance targets to be established by the Compensation Committee, CEO and the Executive).

Equity Purchase:	Executive will be provided the opportunity to purchase shares of common stock, with the expectation being that he will invest a minimum of $300,000.

Benefits, etc:	Executive will be eligible to participate in employee benefit programs in which senior executives of the Company are generally eligible. Executive shall be entitled to 4 weeks vacation per year. The Company will reimburse Executive for all reasonable business expenses.

Relocation Expenses:	The position requires relocation to a place near Ripon, Wisconsin. Reasonable costs of relocation will be reimbursed by the Company. Should Executive voluntarily resign or be terminated for Cause within 18 months of signing an employment agreement, Executive will be required to repay the Company for his relocation costs.

Change in Control:

Upon a change in control:

•     Service options vest and are cashed out.

•     Performance options that are vested prior to or upon the CIC are cashed out, and unvested performance options are canceled.

•     Cash settlement right is subject to the Comp Committee’s determination that the successor should assume the options or provide substitute awards that are substantially equivalent or better.

•     Acceleration and cash out of options are subject to 280G cut-back (if necessary, Company will use reasonable efforts to obtain shareholder approval to avoid cut-back).

Termination for Cause:

Upon a termination for Cause (as defined in the Company’s stock incentive plan; see Annex A):

•     Executive will receive base salary through his date of termination.

•     All options, whether or not vested, will be canceled.

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Termination without Cause:

Upon a termination without Cause:

•     Executive will receive base salary through his date of termination.

•     Executive will receive one year of base salary paid according the Company’s normal payroll practices.

•     Executive will receive a pro rata portion of the bonus he would have otherwise earned, paid on the normal payment date for annual bonuses.

•     Executive will be eligible to continue to participate at the Company’s expense in employee benefits plans for the following year.

•     Unvested options will be canceled; vested options may be exercised within 60 days of termination.

All severance payments and benefits are contingent upon Executive’s execution of a general release and continued compliance with confidentiality, non-compete and non-solicitation provisions.

Voluntary resignation:

Upon a termination by Executive’s voluntary resignation:

•     Executive will receive base salary through his date of termination.

•     Unvested options will be canceled; vested options may be exercised within 60 days of termination.

Termination Because of Death or Disability:

Upon a termination because of Executive’s death or Disability (as defined in the Company’s stock incentive plan; see Annex A):

•     Executive will receive base salary through his date of termination.

•     Unvested options will be canceled; vested options may be exercised within one year of the date of termination.

Repurchase of Shares Upon Termination of Employment	Upon a termination of Executive’s employment for any reason prior to an IPO, the Company has the right to repurchase Executive’s shares (including any shares acquired by exercise of options). The repurchase price depends on the circumstances of termination:

	Termination Event	Repurchase Price
	• By the Company w/o Cause • By the Company for Cause • Death or Disability • Approved resignation • Unapproved resignation	Fair Market Value (FMV) Lesser of FMV and Executive’s cost FMV FMV Lesser of FMV and Executive’s cost
The fair market value of shares of common stock is determined by the Board.

Confidential Information:	No disclosure of confidential matters during or after term. Executive shall disclose to the Company and the Company will own all right, title and interest in, all intellectual property.

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Non-Competition and Non-Solicitation:	During employment term and the one-year period following any termination of employment, Executive shall not directly or indirectly compete with the Company’s business, have any financial interests in suppliers or services purchased by the Company, or solicit any suppliers, customers or other business relations of the Company, or any employees of the Company; except the Executive may be passive owner of not more than 2% of any publicly traded stock.

Restrictions on Shares:

Shares, including shares acquired on the exercise of options, will be subject to terms of a management subscription agreement and the stockholders agreement. As is generally applicable to management shares, prior to an IPO shares cannot be transferred except:

•     For approved estate planning purposes.

•     Pursuant to tag-along and drag-along rights.

•     For the payment of the exercise price of options.

•     With the consent of the Board.

Governing Law; Arbitration:	Agreement governed by laws of Wisconsin. Any controversy or claim will be settled by arbitration in Chicago, Illinois, according to the rules of the AAA, except that Executive’s breach of provisions relating to confidential information, non-solicitation and non-compete may be enforced by specific performance in any court of competent jurisdiction.

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Annex A

“Cause” means (i) the commission of a felony or the commission of any act or omission involving moral turpitude, dishonesty, disloyalty or fraud, (ii) conduct tending to bring the Company or any of its affiliates into public disgrace or disrepute, (iii) gross negligence or willful misconduct with respect to the Company or any of its affiliates, (iv) failure to accept and cooperate with actions and initiatives assigned to the Executive by the Board of Directors of the Company, the Chief Executive Officer, or the Executive’s direct supervisor, or (v) the Executive or any member of the Executive’s family shall engage in any Restricted Activity with any customer, supplier or other person having a business relation with the Company, without the prior written approval of the Board of Directors of the Company.

“Disability” means a physical or mental impairment that renders an Executive unable to perform the essential functions of the Executive’s position even with reasonable accommodation (that does not impose an undue hardship on the Company), and which has lasted at least sixty (60) consecutive days. A physician selected by the Company or its insurers, and consented to by the Participant or the Executive’s personal representative shall make the determination of the existence of a Disability. Consent by the Participant or the Executive personal representative shall not be unreasonably withheld.

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